Exhibit 99.1

EQT Reports Record Earnings for 2013

Production Sales Volume Growth of 43%

PITTSBURGH--(BUSINESS WIRE)--February 13, 2014--EQT Corporation (NYSE: EQT) today announced 2013 net income attributable to EQT of $390.6 million, compared to $183.4 million last year. To accurately compare year-over-year earnings, items totaling $38.1 million after-tax that positively impacted 2013 results and others totaling $28.6 million after-tax that negatively impacted 2012 results should be considered. Adjusted net income excluding these items, was $352.4 million in 2013, 66% higher than the $211.9 million in 2012. Adjusted earnings per diluted share (EPS) was $2.32 in 2013, up 65% from 2012. Adjusted operating cash flow was $1,254.3 million in 2013, 43% higher; and adjusted cash flow per share (CFPS) was $8.26 in 2013, 42% higher than last year. The non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section of this news release.

Highlights for 2013:

  CFPS was $8.26; 42% higher than 2012
  Record annual production sales volume of 378.2 Bcfe; 43% higher than 2012
  Record gathered volume of 466.4 TBtu; 39% higher than 2012
  Year-end proved reserves 8.3 Tcfe; 39% higher than 2012 (separate news release)
  Completed the sale of EQT’s distribution business, Equitable Gas Company, LLC

In 2013, EQT’s adjusted operating income was $749.5 million, 53% higher than 2012. Operating revenue increased 35% to $1,862.0 million in 2013. Total operating expenses increased 24% to $1,227.0 million due to higher depreciation, depletion and amortization (DD&A); selling, general and administrative (SG&A); and production expenses – all consistent with the growth in produced volume and the increase in midstream activity.

Fourth quarter 2013 net income attributable to EQT was $115.2 million, compared to $48.0 million in 2012. Adjusted operating cash flow was $336.0 million in 2013, versus $298.9 million in 2012; and CFPS was $2.20 versus $1.98 last year. To accurately compare quarterly earnings, items totaling $42.8 million after-tax that positively impacted 2013 results and others totaling $17.3 million after-tax that negatively impacted 2012 results should be considered. Fourth quarter 2013 adjusted earnings were $72.5 million, 11% higher than 2012; and adjusted EPS was $0.47, up from $0.43 in 2012. The fourth quarter tax rate was 48.2%, significantly higher than the full year rate of 33.6%.

EQT’s fourth quarter 2013 adjusted operating income was $201.0 million, a 29% increase from the same quarter of 2012. Higher operating revenue, due to an increase in production, gathering, and transmission volumes, was partially offset by lower commodity prices, higher costs related to increased volumes, and lower earnings from the Distribution segment that was sold in mid-December 2013. Net operating revenue rose 23% to $453.0 million in the quarter, while net operating expenses were 20% higher at $291.5 million – consistent with the growth of the EQT Production and EQT Midstream businesses.

RESULTS BY BUSINESS

EQT Production
With its continued focus on the Marcellus Shale, EQT Production achieved record production sales volume of 378.2 Bcfe for 2013, representing a 43% increase over 2012. Approximately 73% of total production sales volume was from horizontally drilled Marcellus wells. As reflected in this earnings report, EQT changed its natural gas liquids (NGLs) conversion method to an industry standard of six Mcfe per barrel. For comparison purposes, 2013 total sales volume was 369.2 Bcfe based on EQT’s previous conversion methodology. Please see the Investor Relations section of EQT’s website to review the 2013 quarterly operating results utilizing both methodologies.

Production operating income totaled $371.2 million in 2013, 98% higher than 2012. As a result of sales volume growth, net operating revenue was $1,168.7 million, which was 47%, higher than last year. The average effective sales price to EQT Corporation was 1% lower than last year at $4.13 per Mcfe, with $3.08 per Mcfe allocated to EQT Production, and $1.05 per Mcfe allocated to EQT Midstream; compared to 2012 allocations of $2.98 per Mcfe to EQT Production and $1.19 per Mcfe to EQT Midstream.

Consistent with the significant growth in sales volume and increased drilling activity, EQT Production’s 2013 operating expenses were $797.4 million, a $191.6 million, or 32% increase over last year. DD&A was $169.0 million higher; lease operating expense (LOE) was $10.9 million higher; exploration expense was $8.1 million higher; SG&A was $2.5 million higher; and production taxes were $1.0 million higher than 2012. Per unit LOE of $0.15 per Mcfe was 12% lower year-over-year due to sales volume growing significantly faster than operating costs. LOE, including production taxes, totaled $0.28 per Mcfe, compared to $0.33 per Mcfe in 2012.

Production sales volume totaled 103.0 Bcfe in the fourth quarter 2013, 32% higher than the fourth quarter 2012, and 6% higher sequentially. Operating income for the quarter was $94.5 million, 30% higher than the same period last year. Production net operating revenue for the quarter was $307.8 million, which was 26% higher than last year due to the increase in sales volume, partially offset by a lower average effective sales price. Operating expenses for the quarter were $213.3 million, which was $41.5 million higher than 2012 and consistent with the increase in production.

The Company drilled (spud) 225 gross wells during 2013; 146 wells targeted the Marcellus with an average length-of-pay of 4,935 feet; 50 wells were in the Huron with an average length-of-pay of 5,870 feet; 22 wells targeted the Upper Devonian with an average length-of-pay of 5,160 feet, and seven wells targeted the Utica with an average length-of-pay of 5,970 feet.

Production sales volume for 2014 is projected to be 460 – 480 Bcfe, 24% higher than in 2013; and liquids volume is expected to be 6,800 – 6,900 MBBls. Production sales volume for the first quarter 2014 is projected to be 104 Bcfe; and liquids volume is expected to be 1,350 – 1,400 MBBls. These volume forecasts are based on the six Mcfe per barrel conversion.

EQT Midstream
EQT Midstream’s 2013 operating income was $328.8 million, an increase of 30%, excluding a $19.6 million gain on the sale of certain energy marketing contracts in the fourth quarter. EQT Midstream realized net operating revenue of $545.6 million, a 21% increase over 2012. Net gathering revenue was $351.4 million in 2013, up 16% from 2012, due to a 39% increase in gathered volume, partly offset by lower gathering rates. Net transmission revenue increased by 54% to $160.6 million, mainly driven by the sale of increased capacity associated with the Sunrise Pipeline. Storage, marketing and other net revenues totaled $33.6 million in 2013, down 21% from 2012, as a result of reduced volume and lower seasonal price spreads.

Total operating expenses were $236.4 million, 11% higher than in 2012. This increase was due to the growth of the EQT Midstream business and includes higher SG&A, depreciation expenses related to projects to expand gathering and transmission infrastructure, higher labor costs, corporate allocations, and other expenses. On a per-unit basis; however, year-over-year gathering and compression expenses were 25% lower in 2013.

Fourth quarter 2013 operating income was $103.8 million, including the $19.6 million gain. Net operating revenue was $145.4 million, 16% higher in the fourth quarter 2013. Net gathering revenue was $90.8 million, an increase of $6.9 million over the same period last year, due to a 24% increase in gathered volume partly offset by lower gathering rates. Net transmission revenue totaled $44.5 million, a 33% increase over 2012; net storage, marketing and other revenues, excluding the gain, totaled $10.1 million, a 31% increase over 2012; and operating expenses for the quarter were $61.3 million, up $6.6 million from 2012.

OTHER BUSINESS

2013 Capital Expenditures
EQT invested $1,833.5 million in capital projects during 2013. This included $1,423.2 million for EQT Production, of which $186.2 million was for well and lease acreage acquisitions; $369.4 million for EQT Midstream; and $40.9 million for distribution infrastructure projects, that occurred prior to the sale of the business; and other corporate items.

2013 Reserves Report
In a separate news release, EQT reported its 2013 reserves. Proved reserves at December 31, 2013 totaled 8.3 Tcfe, a 39% increase over last year. Marcellus proved reserves increased by 1.7 Tcfe to 6.0 Tcfe. Proved, probable, and possible (3P) reserves totaled 36.4 Tcfe, 40% higher than last year.

EQT Midstream Partners, LP
As of December 31, 2013, EQT had a 42.6% limited partner interest and a 2% general partner interest in EQT Midstream Partners, whose results are consolidated in EQT’s results. EQT Midstream Partners’ 2013 year-end and fourth quarter results were released today and are available at www.eqtmidstreampartners.com.

On January 23, 2014, EQT Midstream Partners announced a cash distribution to its unitholders of $0.46 per unit for the fourth quarter of 2013. EQT will receive $9.6 million on its limited partner units, plus a corresponding $0.4 million related to its 2% general partner interest, and $0.6 million related to its incentive distribution rights as EQT is entitled to 15% of the amount by which the quarterly distribution exceeds $0.4025 per unit.

Sale of Distribution Business
On December 17, 2013, EQT completed the sale of its natural gas distribution business, Equitable Gas Company, LLC, to Peoples Natural Gas. The transaction consideration received by EQT included a cash payment of approximately $740 million, as well as select midstream assets and commercial arrangements. The Distribution business’ results, including the gain on the sale, are reported as discontinued operations, net of tax. Operationally, the Distribution segment had operating income of $78.9 million in 2013, and $20.5 million in the fourth quarter 2013; including DD&A expense of $23.4 million and $5.2 million, respectively.

Hedging
The Company recently added to its hedge position, bringing the total natural gas production hedge position to:

	2014	2015	2016**
Fixed Price
Total Volume (Bcf)	225	124	60
Average Price per Mcf (NYMEX)*	$4.35	$4.39	$4.45

Collars
Total Volume (Bcf)	24	23	-
Average Floor Price per Mcf (NYMEX)*	$5.05	$5.03	$-
Average Cap Price per Mcf (NYMEX)*	$8.85	$8.97	$-

* The average price is based on a conversion rate of 1.05 MMBtu/Mcf
** For 2016, the Company executed a natural gas sales agreement for approximately 35 Bcf that includes a NYMEX ceiling price of $4.88 per Mcf

Operating Income
The Company reports operating income by segment in this news release. Interest, income taxes and unallocated (expense)/income are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs net of third-party transportation costs.

The following table reconciles operating income by segment as reported in this news release to the consolidated operating income which will be reported in the Company’s Statement of Consolidated Income and included in the Company’s annual report on Form 10-K for the year ended December 31, 2013:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating income (thousands):
EQT Production	$94,492	$72,643	$371,245	$187,913
EQT Midstream	103,789	70,417	328,782	237,324
Unallocated (expense)/income	(17,200)	(16,555)	(45,423)	(35,608)
Operating income	$181,081	$126,505	$654,604	$389,629

Unallocated (expense)/income is primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments.

Marcellus Horizontal Well Status (cumulatively since inception)

	As of 12/31/13	As of 9/30/13	As of 6/30/13	As of 3/31/13	As of 12/31/12
Wells spud*	527	486	444	404	371
Wells online*	373	338	322	279	261
Wells complete, not online	32	20	11	30	17
Frac stages (spud wells)**	11,991	10,613	9,754	8,327	7,230
Frac stages online	7,567	6,596	6,297	4,788	4,366
Frac stages complete, not online	708	553	224	925	462

* Beginning June 30, 3013, totals include wells acquired on June 3, 2013
** Includes planned stages for spud wells that have not yet been hydraulically fractured

NON-GAAP DISCLOSURES
Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Diluted Share
Adjusted operating income, adjusted net income and adjusted earnings per diluted share are non-GAAP financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted operating income, adjusted net income and adjusted earnings per diluted share should not be considered in isolation or as a substitute for operating income, net income or earnings per diluted share prepared in accordance with generally accepted accounting principles (GAAP). The tables below reconcile adjusted operating income, adjusted net income and adjusted earnings per diluted share with operating income, net income, and earnings per diluted share, as derived from the statements of consolidated income to be included in the Company’s Form 10-K for the year ended December 31, 2013.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(thousands)	2013	2012	2013	2012
Operating income as reported	$181,081	$126,505	$654,604	$389,629
Add back /(deduct):
Operating income from discontinued operations	184,209	24,639	251,378	81,328
Gain on sale of distribution business	(166,276)	–	(166,276)	–
Gain on sale of certain contracts	(19,618)	–	(19,618)	–
Ineffectiveness on hedges	16,817	–	21,335	75
Cost associated with sale of distribution business	4,796	4,459	8,051	4,459
Financial put premium	–	–	–	8,227
PA impact fee (retroactive portion)	–	–	–	6,745
Adjusted operating income	$201,009	$155,603	$749,474	$490,463

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2013	2012	2013	2012
Net income attributable to EQT, as reported	$ 115,205	$ 48,041	$ 390,572	$ 183,395
Add back /(deduct):
Gain on sale of certain contracts	(19,618)	–	(19,618)	–
Ineffectiveness on hedges	16,817	–	21,335	75
Cost associated with sale of distribution business	4,796	4,459	8,051	4,459
Interest rate hedge expense	–	23,340	-	23,340
Financial put premium	–	–	-	8,227
PA impact fee (retroactive portion)	–	–	-	6,745
Tax impact*	(923)	(10,490)	(4,087)	(14,292)
Subtotal	116,277	65,350	396,253	211,949
Gain on sale of distribution business, net of tax (rate of 73.6%)	(43,822)	–	(43,822)	–
Adjusted net income attributable to EQT	$ 72,455	$ 65,350	$ 352,431	$ 211,949

Diluted weighted common shares outstanding	153,017	150,825	151,787	150,506
Diluted EPS, as adjusted	$ 0.47	$ 0.43	$ 2.32	$ 1.41

* The costs associated with the sale of the distribution business were tax effected at the discontinued operations tax rate of 47.4% and 39.5% for the three months ended December 31, 2013 and 2012, respectively; and 43.6% and 41.6% for the twelve months ended December 31, 2013 and 2012, respectively. All other items were tax effected at the continuing operations tax rate of 48.2% and 37.4% for the three months ended December 31, 2013 and 2012, respectively; and 33.6% and 32.4% for the twelve months ended December 31, 2013 and 2012, respectively.

Adjusted Operating Cash Flow and Adjusted Cash Flow Per Share
Adjusted operating cash flow is a non-GAAP financial measure that is presented as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT also includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Adjusted cash flow per share is a non-GAAP financial measure that is presented because it is a capital efficiency metric used by investors and analysts to evaluate oil and gas companies. Adjusted operating cash flow and adjusted cash flow per share should not be considered in isolation or as a substitute for net cash provided by operating activities or net income per share or as a measure of liquidity.

The tables below reconcile adjusted operating cash flow and adjusted cash flow per share with net cash provided by operating activities, as derived from the statement of consolidated cash flows to be included in the Company’s Form 10-K for the year ended December 31, 2013.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013 (a)	2012	2013 (a)	2012
(thousands)
Net Income	$131,806	$56,226	$437,815	$196,411
Gain on sale of distribution business	(166,276)	–	(166,276)	–
Gain on sale of certain contracts	(19,618)	–	(19,618)	–
Ineffectiveness on hedges	16,817	–	21,335	75
Deferred taxes	95,494	49,712	110,363	95,185
Depreciation, depletion, and amortization	183,229	144,301	676,570	499,118
Non-cash incentive compensation	15,510	11,478	52,618	40,230
Non-cash financial instrument put premium	–	–	–	8,227
Other items	2,469	8,254	1,913	(4,550)
Operating cash flow	$259,431	$269,971	$1,114,720	$834,696

Add back / (deduct)
Changes in other assets and liabilities	$(43,232)	$(122,078)	$85,678	$(26,223)
Net cash provided by operating activities	$216,199	$147,893	$1,200,398	$808,473

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(thousands)	2013 (a)	2012	2013 (a)	2012
Operating cash flow (a non-GAAP measure reconciled above)	$259,431	$269,971	$1,114,720	$834,696
Add back / (deduct)
Exploration expense (cash)	1,293	1,108	4,285	4,827
Cash taxes for sale of distribution business	67,728	–	67,728	–
Costs associated with sale of distribution business	4,796	4,459	8,051	4,459
Cash taxes for Sunrise sale	2,732	–	59,496	–
Interest rate hedge expense	–	23,340	–	23,340
PA impact fee (retro portion)	–	–	–	6,745
Adjusted operating cash flow	$335,980	$298,878	$1,254,280	$874,067

Diluted weighted average common shares outstanding	153,017	150,825	151,787	150,506
Adjusted cash flow per share	$2.20	$1.98	$8.26	$5.81
(a)	Includes results of discontinued operations

Net Operating Revenues and Net Operating Expenses
Net operating revenues and net operating expenses are non-GAAP financial measures that exclude purchased gas costs and are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost is typically excluded by management in such analysis because, although subject to commodity price volatility, purchased gas cost is mostly passed on to customers and does not have a significant impact on the Company’s earnings. Net operating revenues and net operating expenses should not be considered in isolation or as a substitute for operating revenues or total operating expenses prepared in accordance with GAAP. The table below reconciles net operating revenues to operating revenues and net operating expenses to total operating expenses for the three and twelve months ended December 31, 2013:

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2013	2012	2013	2012
Net operating revenues	$452,982	$369,263	$1,713,303	$1,242,271
Plus: purchased gas cost	40,447	37,010	148,708	134,951
Operating revenues	$493,429	$406,273	$1,862,011	$1,377,222

Net operating expenses	$291,519	$242,758	$1,078,317	$852,642
Plus: purchased gas cost	40,447	37,010	148,708	134,951
Total operating expenses	$331,966	$279,768	$1,227,025	$987,593

2013 Year-end and Q4 Webcast Information
EQT's conference call with securities analysts begins at 10:30 a.m. ET today. The call will cover financial and operational results and other matters; and will be broadcast live via EQT's website at www.eqt.com, and on the investor information page at http://ir.eqt.com, with a replay available for seven days.

EQT Midstream Partners, LP, for which EQT Corporation is the general partner and significant equity owner, will host a conference call with security analysts today at 11:30 a.m. ET. The call will cover 2013 financial and operational results and other matters; and will be broadcast live via www.eqtmidstreampartners.com. A replay will be available for seven days following the call.

EQT Management speaks to investors from time to time. Slides for these discussions, which are updated periodically, are available online via the Company’s investor information page at http://ir.eqt.com.

About EQT Corporation:
EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. EQT is the general partner and significant equity owner of EQT Midstream Partners, LP. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation at www.EQT.com.

Cautionary Statements
The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volumes per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with GAAP. EBITDA is a non-GAAP supplemental financial measure that the Company’s management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Company’s performance versus prior periods; (ii) the Company’s operating performance as compared to other companies in its industry; (iii) the ability of the Company’s assets to generate sufficient cash flow to make distributions to its investors; (iv) the Company’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Company is unable to provide a reconciliation of projected EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

Similarly, the Company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this news release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its Marcellus and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled); projected natural gas prices and changes in basis; total resource potential, reserves, EUR, expected decline curve and reserve replacement ratio; projected production sales volumes and growth rates (including liquids sales volumes and growth rates); projected F&D costs, operating costs, unit costs, well costs and gathering and transmission revenue deductions to EQT Midstream; projected gathering and transmission volumes and growth rates; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); technology (including drilling and completion techniques); projected midstream EBITDA; monetization transactions, including asset sales (dropdowns) to EQT Midstream Partners, LP (the Partnership) and other asset sales, joint ventures or other transactions involving the Company’s assets; the expected EBITDA to be generated from the midstream assets and commercial arrangements transferred by and entered into with PNG Companies LLC and its affiliates; uses of capital provided by the Equitable Gas transaction; the cash flows resulting from, and the value of, the Company’s general partner and limited partner interests and incentive distribution rights in the Partnership; internal rate of return (IRR); projected capital expenditures; liquidity and financing requirements, including funding sources and availability; projected operating revenues and cash flows; hedging strategy; the effects of government regulation and litigation; the Company dividend and Partnership distribution rates; and tax position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2012 and in the Company’s Form 10-K for the year ended December 31, 2013 to be filed with the SEC, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Thousands, except per share amounts)
Operating revenues	$493,429	$406,273	$1,862,011	$1,377,222

Operating expenses:
Purchased gas costs	40,447	37,010	148,708	134,951
Operation and maintenance	24,560	24,690	97,762	99,257
Production	27,379	23,359	108,091	96,155
Exploration	3,359	5,492	18,483	10,370
Selling, general and administrative	58,071	50,614	200,849	172,243
Depreciation, depletion and amortization	178,150	138,603	653,132	474,617
Total operating expenses	331,966	279,768	1,227,025	987,593

Gain on dispositions	19,618	−	19,618	−
Operating income	181,081	126,505	654,604	389,629

Other income	2,610	1,969	9,242	15,536
Interest expense	31,998	62,445	142,688	184,786
Income before income taxes	151,693	66,029	521,158	220,379
Income taxes	73,159	24,721	175,186	71,461
Income from continuing operations	78,534	41,308	345,972	148,918
Income from discontinued operations, net of tax	53,272	14,918	91,843	47,493
Net income	131,806	56,226	437,815	196,411
Less: Net income attributable to noncontrolling interests	16,601	8,185	47,243	13,016
Net income attributable to EQT Corporation	$115,205	$48,041	$390,572	$183,395

Amounts attributable to EQT Corporation:
Income from continuing operations	$61,933	$33,123	$298,729	$135,902
Income from discontinued operations	53,272	14,918	91,843	47,493
Net income	$115,205	$48,041	$390,572	$183,395

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common shares outstanding	150,772	149,779	150,574	149,619
Income from continuing operations	$0.41	$0.22	$1.98	$0.91
Income from discontinued operations	0.35	0.10	0.61	0.32
Net income	$0.76	$0.32	$2.59	$1.23
Diluted:
Weighted average common shares outstanding	153,017	150,825	151,787	150,506
Income from continuing operations	0.40	0.22	$1.97	$0.90
Income from discontinued operations	0.35	0.10	0.60	0.32
Net income	$0.75	$0.32	$2.57	$1.22

EQT Corporation Price Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
in thousands (unless noted)
Liquids
NGLs:
Sales Volume (MMcfe) (a)	7,812	5,478	27,860	18,981
Sales Volume (MBBls)	1,302	913	4,643	3,163
Gross Price ($/bbl)	$51.58	$47.23	$45.58	$49.29
Gross NGL Revenue	$67,157	$43,119	$211,626	$155,926
BTU Premium (Ethane sold as natural gas):
Sales Volume (MMbtu)	7,562	6,828	29,185	22,494
Price ($/MMbtu)	$3.62	$3.40	$3.66	$2.83
BTU Premium Revenue	$27,335	$23,191	$106,724	$63,668
Oil:
Sales Volume (MMcfe) (a)	450	438	1,620	1,587
Sales Volume (MBBls)	75	73	270	264
Net Price ($/bbl)	$81.64	$84.13	$85.82	$83.95
Net Oil Revenue	$6,123	$6,141	$23,171	$22,161

Total Liquids Revenue	$100,615	$$72,451	$341,521	$241,755

GAS
Sales Volume (MMcf)	94,737	72,121	348,693	243,886
NYMEX Price ($/Mcf) (b)	$3.62	$3.40	$3.66	$2.83
Gas Revenue	$342,481	$244,971	$1,277,847	$690,293
Basis	(25,024)	745	(51,274)	(960)
Gross Gas Revenue (unhedged)	$317,457	$245,716	$1,226,573	$689,333

Total Gross Gas & Liquids Revenue (unhedged)	$418,072	$318,167	$1,568,094	$931,088
Hedge impact (c)	30,984	53,339	137,634	290,557
Total Gross Gas & Liquids Revenue	$449,056	$371,506	$1,705,728	$1,221,645
Total Sales Volume (MMcfe)	103,000	78,037	378,173	264,454
Average hedge adjusted price ($/Mcfe)	$4.36	$4.76	$4.51	$4.62

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	(0.77)	(0.96)	$(0.82)	$(1.00)
Transmission to EQT Midstream	(0.24)	(0.21)	(0.23)	(0.19)
Third-party gathering and transmission (d)	(0.26)	(0.36)	(0.28)	(0.35)
Third-party processing	(0.11)	(0.11)	(0.10)	(0.10)
Total midstream revenue deductions	(1.38)	(1.64)	(1.43)	(1.64)
Average effective sales price to EQT Production	$2.98	$3.12	$3.08	$2.98

EQT Revenue ($ / Mcfe)
Revenues to EQT Midstream	$1.01	$1.17	$1.05	$1.19
Revenues to EQT Production	2.98	3.12	3.08	2.98
Average effective sales price to EQT Corporation	$3.99	$4.29	$4.13	$4.17
(a)	NGLs and crude oil were converted to Mcfe at the rates of six Mcfe per barrel for all periods. All prior periods have been recast to reflect this presentation.
(b)	The Company's volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/Mcf) was $3.60 and $3.40 for the three months ended December 31, 2013 and 2012, respectively, and $3.65 and $2.79 for the twelve months ended December 31, 2013 and 2012, respectively).
(c)	Includes gains or losses related to the sale of fixed price natural gas. The hedge impact also included a loss for hedging ineffectiveness of $17.0 million, $0.17 per Mcfe for the three months ended December 31, 2013; and $21.5 million, $0.06 per Mcfe for the year ended December 31, 2013. Hedging ineffectiveness did not impact the effective sales price for the years ended December 31, 2012.
(d)	Due to the sale of unused capacity on the El Paso 300 line that was not under long-term resale agreements at prices below the capacity charge, third-party gathering and transmission rates increased by $0.05 per Mcfe and $0.04 per Mcfe for the years ended December 31, 2013 and 2012, respectively; and $0.04 per Mcfe and $0.07 per Mcfe for the three months ended December 31, 2013 and 2012, respectively.

UNIT COSTS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Production segment costs: ($ / Mcfe)
LOE	$0.14	$0.14	$0.15	$0.17
Production taxes*	0.12	0.16	0.13	0.16
SG&A	0.23	0.29	0.24	0.34
	$0.49	$0.59	$0.52	$0.67
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.22	$0.27	$0.23	$0.32
SG&A	0.13	0.13	0.14	0.16
	$0.35	$0.40	$0.37	$0.48
Total ($ / Mcfe)	$0.84	$0.99	$0.89	$1.15

* Excludes the retroactive Pennsylvania Impact Fee of $0.03 per Mcfe for the twelve months ended December 31, 2012, for Marcellus wells spud prior to 2012.

EQT PRODUCTION RESULTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Sales volume detail (MMcfe):
Horizontal Marcellus Play (a)	77,636	50,492	275,029	151,430
Horizontal Huron Play	8,472	9,784	35,255	41,985
CBM Play	3,089	3,216	12,429	13,084
Other	13,803	14,545	55,460	57,955
Total production sales volumes (b)	103,000	78,037	378,173	264,454

Average daily sales volumes (MMcfe/d)	1,120	848	1,036	723

Average effective sales price to EQT Production ($/Mcfe)	$2.98	$3.12	$3.08	$2.98

Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.14	$0.14	$0.15	$0.17
Production taxes ($/Mcfe) (c)	$0.12	$0.16	$0.13	$0.16
Production depletion ($/Mcfe)	$1.52	$1.52	$1.50	$1.52

DD&A (thousands):
Production depletion	$156,476	$118,304	$568,990	$401,456
Other DD&A	2,546	2,148	9,651	8,172
Total DD&A (thousands)	$159,022	$120,452	$578,641	$409,628

Capital expenditures (thousands) (d)	$445,791	$287,941	$1,423,185	$991,775

FINANCIAL DATA (thousands)
Total net operating revenues	$307,783	$244,439	$1,168,657	$793,773

Operating expenses:
LOE, excluding production taxes	14,658	11,221	57,110	46,212
Production taxes (c)	12,721	12,138	50,981	49,943
Exploration expense	3,359	5,492	18,483	10,370
SG&A	23,531	22,493	92,197	89,707
DD&A	159,022	120,452	578,641	409,628
Total operating expenses	213,291	171,796	797,412	605,860
Operating income	$94,492	$72,643	$371,245	$187,913
(a)	Includes Upper Devonian wells.
(b)	NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods. All prior periods have been recast to reflect this presentation.
(c)	Production taxes include severance and production-related ad valorem and other property taxes and the Pennsylvania impact fee. The Pennsylvania impact fee for the year ended December 31, 2012 totaled $15.3 million, of which $6.7 million represented the retroactive fee for pre-2012 Marcellus wells. The production taxes unit rate for the year ended December 31, 2012 excludes the impact of the accrual for pre-2012 Marcellus wells.
(d)	Includes $114.2 million of capital expenditures for the purchase of acreage and Marcellus wells from Chesapeake Energy Corporation and its partners during the year ended December 31, 2013.

EQT MIDSTREAM RESULTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
OPERATIONAL DATA

Gathered volumes (BBtu)	123,903	99,530	466,405	335,407
Average gathering fee ($/MMBtu)	$0.73	$0.84	$0.75	$0.90
Gathering and compression expense ($/MMBtu)	$0.17	$0.20	$0.18	$0.24
Transmission pipeline throughput (BBtu)	121,234	73,074	418,360	221,944

Net operating revenues (thousands):
Gathering	$90,779	$83,844	$351,410	$302,255
Transmission	44,516	33,483	160,621	104,501
Storage, marketing and other	10,129	7,737	33,555	42,693
Total net operating revenues	$145,424	$125,064	$545,586	$449,449

Capital expenditures (thousands)	$115,194	$79,033	$369,399	$375,731

FINANCIAL DATA (thousands)

Total operating revenues	$161,311	$142,868	$614,042	$505,498
Purchased gas costs	15,887	17,804	68,456	56,049
Total net operating revenues	145,424	125,064	545,586	449,449

Operating expenses:
Operating and maintenance (O&M)	25,211	24,155	97,540	97,400
SG&A	16,611	12,574	63,850	49,943
DD&A	19,431	17,918	75,032	64,782
Total operating expenses	61,253	54,647	236,422	212,125
Gain on dispositions	19,618	−	19,618	−
Operating income	$103,789	$70,417	$328,782	$237,324

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane, 412-553-7833
Chief Investor Relations Officer
pkane@eqt.com
or
Nate Tetlow, 412-553-5834
Manager, Investor Relations
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox, 412-395-3941
Corporate Director, Communications
ncox@eqt.com